Your Vision Our Focus

September 18, 2007

Securities and Exchange Commission

100 F Street N.E

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for DOL Resources, Inc. (the "Company") and under the date of April 12, 2007, we reported on the financial statements of the Company as of and for the years ended December 31, 2006 and 2005. On September 18, 2007, the Company's Chief Executive Officer, Mr. Jon S. Cummings, IV, notified us via telephone that our appointment as principal accountants was terminated.

We have read the Company's statements included under Item 4 of its Form 8-K dated September 18, 2007 and have the following comments:

1.

We disagree with the first paragraph. We were notified formally of our termination as auditors on September 18, 2007. We had no communications with the management of the Company on September 14, 2007.

2.

We agree with the statements made in the second, fourth, and ninth paragraphs and we agree with the disclosures.

3.

We have no basis on which to agree or disagree with the statements made in paragraphs three, five, six, seven and eight.

We are also not in a position to agree or disagree with any statements made in Items 1.01 and

2.01.

We have not performed a review of the Company's Form 10-QSB for the periods ended March 31, 2007 and September 30, 2007.

Sincerely,

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

Turner, Stone & Company, L.L..P

Accountants and Consultants

12700 Park Central Drive, Suite 1400
Dallas, Texas 75251

Telephone: 972-239-166o / Facsimile: 972-2:39-I665
Toll Free: 877-853-4195
Web site: turnerstone.com